AMENDMENT 2021-1
TO
EMPLOYMENT AGREEMENT

    THIS AMENDMENT 2021-1 between Radian Group Inc. (the “Company”) and Richard G. Thornberry (the “Executive”), dated as of March 26, 2021 (“Effective Date”), amends the Employment Agreement between the Company and the Executive, dated as of November 19, 2019 (the “Employment Agreement”).

RECITALS

    WHEREAS, pursuant to the terms of the Employment Agreement, the Executive is employed by the Company to serve as the Company’s Chief Executive Officer;

    WHEREAS, Section 26 of the Employment Agreement provides that the Employment Agreement may be amended by a written document executed by the Executive and the Company;

    WHEREAS, the Company and the Executive desire to amend the Employment Agreement to reflect certain changes to the provisions governing the Executive’s principal place of employment, consistent with the Company’s virtual work policy; and

WHEREAS, capitalized terms used, but not defined herein, shall have the meanings given to them in the Employment Agreement.

    NOW, THEREFORE, the Company and the Executive hereby agree that, as of the Effective Date, the Employment Agreement shall be amended as follows:

1.Section 1(d) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(d)    Principal Place of Employment. The Executive and Radian have agreed that Executive shall maintain a virtual office as his principal place of employment consistent with Radian’s virtual work policy; provided however, Executive understands and agrees that if the Company’s work model evolves such that the Board reasonably determines after consultation with the Executive that the Executive’s principal place of employment shall be in-person at a Company office location, then the Executive’s principal place of employment shall be: (i) in the Company’s offices located in the Philadelphia, Pennsylvania metropolitan area; or (ii) such other Company office location as the Board and Executive mutually agree (either (i) and (ii), the “Non-Virtual Principal Office”), and the Executive shall be provided a reasonable period of time to relocate his principal place of employment to such Non-Virtual Principal Office. The Executive shall be required to travel for business in the course of performing his duties for the Company, including as necessary, to the Company’s offices where an in-person employee presence is maintained.”
2.The second paragraph of Section 12(c) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(2)    If the Board determines pursuant to Section 1(d) that the Executive’s principal place of employment shall be a Non-Virtual Principal Office, any subsequent material change in the geographic location at which the Executive must perform the Executive’s duties to the Company and its affiliates, which, for purposes of this Agreement, means the permanent relocation of the Executive’s principal place of employment to any office or location which is located more than 100 miles from the Non-Virtual Principal Office. For the avoidance of doubt, a move to a Non-Virtual Principal Office pursuant to Section 1(d) shall not, by itself, constitute Good Reason.”
3.In all respects not modified by this Amendment 2021-1, the Employment Agreement is hereby ratified and confirmed.
4.This Amendment 2021-1 may be executed and delivered originally or electronically and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment 2021-1 effective as of the Effective Date noted above.

RADIAN GROUP INC.

By:/s/ Mary Dickerson            Date: March 26, 2021

Name: Mary Dickerson

EXECUTIVE

By:/s/ Richard Thornberry            Date: March 26, 2021
Richard G. Thornberry